 Exhibit 99.3

MATEON ANNOUNCES $2 MILLION FINANCING WITH GOLDEN MOUNTAIN PARTNERS TO CONDUCT CLINICAL TRIAL OF OT-101 AGAINST COVID19

AGOURA HILLS, Calif., June 29, 2020 (GLOBE NEWSWIRE) – Mateon Therapeutics, Inc. (“Mateon” or the “Company”) (OTCQB:MATN) announces it has secured a $2 million in debt financing with Golden Mountain Partners (GMP) for the conduct of a clinical trial evaluating OT-101 against COVID-19. This is a 1-year convertible note with 2% annual interest, personally guaranteed by Dr. Vuong Trieu, the Chief Executive Officer of Mateon. The note is convertible at the 1 year anniversary of the note, at the common stock price of the Company on conversion with no discount. GMP does not have the option to convert prior to the 1-year anniversary. Such financing will be utilized solely to fund the clinical trial.

“GMP and Mateon are working tirelessly to ensure that OT-101 and Artemisinin prove to be safe and efficacious for patients with COVID-19. In aggregate and till date, GMP has invested >$1.2M in non-dilutive funding in this project through their prior agreements with Mateon.” said Amit Shah, CFO, Mateon Therapeutics. “With this new financing tranche, clinical testing of OT-101 against COVID-19 can proceed expeditiously and further demonstate GMP and Mateon’s commitment to finding a cure for COVID-19.”

OT-101 is an antisense againt the host TGF-β protein required for viral replication and its overexpression likely to cause the wide range of clinical symptoms associated with COVID-19 including Kawasaki syndrome (Fatih M. Uckun, Vuong Trieu. Targeting Transforming Growth Factor-beta for Treatment of COVID-19-associated Kawasaki Disease in Children. Clin Res Pediatr 2020; 3(1): 1-3) and acute respiratory distress syndrome (ARDS) (Fatih M. Uckun, Larn Hwang, Vuong Trieu. Selectively targeting TGF-β with Trabedersen/OT-101 in treatment of evolving and mild ARDS in COVID-19. Clin. Invest. (Lond.) 2020; 10(2), 167-176. DOI: 10.4172/ Clinical-Investigation.1000166.).

TGF-β is elevated in COVID-19 (Xiong Y. et al. Transcriptomic characteristics of bronchoalveolar lavage fluid and peripheral blood mononuclear cells in COVID-19 patients. Emerging Microbes & infections 2020; 9:1, 761-770, DOI: 10.1080/22221751.2020.1747363. Agrati C. et al. Expansion of myeloid-derived suppressor cells in patients with severe coronavirus disease (COVID-19). Cell Death & Differentiation 2020; https://doi.org/10.1038/s41418-020-0572-6.).

About Mateon’s Lead Product Candidate, OT-101

High-grade gliomas (HGG) are characterized by a T-cell exhaustion signature and pronounced T-cell hyporesponsiveness of their tumor microenvironment (TME). Transforming growth factor beta 2 (TGF- β2) has been implicated as a key contributor to the immunosuppressive landscape of the TME in HGG. OT-101, a first-in-class RNA therapeutic designed to abrogate the immunosuppressive actions of TGF- β2, is Oncotelic’s lead anti-brain tumor drug candidate. OT-101 has been granted orphan designation by the FDA under the Orphan Drug Act (ODA). ODA provides for granting special status to a drug to treat a rare disease or condition upon request of a drug company. Orphan designation qualifies the sponsor of the drug for various development incentives of the ODA, including tax credits for qualified clinical testing. In a completed Phase 2 clinical study, OT-101 exhibited clinically meaningful single-agent activity and induced durable complete and partial responses in recurrent and refractory adult HGG patients, including young adults with GBM or AA.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF beta RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. Mateon has rare pediatric designation for DIPG (CA4P) and melanoma (CA4P). For more information, please visit www.oncotelic.com and www.mateon.com.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on May 20, 2020 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com